EXHIBIT 5.1

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA  98101-3099
Phone:  206 359-8000
Fax:  206 359-9000
www.perkinscoie.com

May 16, 2014

Hipcricket, Inc.
110 110th Avenue NE, Suite 410
Bellevue, WA  98004

Re:	Registration Statement on Form S-8 of Shares of Common Stock,
$0.0001 par value per share, of Hipcricket, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 12,000,000 additional shares of common stock, $0.0001 par value per share (the "Shares"), that may be issued pursuant to the Hipcricket, Inc. 2014 Equity Incentive Plan (the "2014 Plan").

We have examined the Registration Statement, and such documents and records of Hipcricket, Inc. as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2014 Plan have been duly authorized and that, upon the registration by its registrar of the Shares and the issuance thereof by Hipcricket, Inc. in accordance with the terms of the 2014 Plan, and the receipt of consideration therefor in accordance with the terms of the 2014 Plan, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP
Perkins Coie LLP